EXHIBIT 3.1

AMENDMENT TO BYLAWS

 OF

DYNACQ HEALTHCARE, INC.

(A NEVADA CORPORATION)

Effective as of the date set forth below, the Bylaws of Dynacq Healthcare, Inc., a Nevada corporation (the “Corporation”), are amended in the following respect:

Article XI is hereby added to the Corporation’s Bylaws and reads as follows:

“ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the District Courts of the State of Nevada located in the counties of Clark or Washoe (or if the District Courts of the State of Nevada in the counties of Clark and Washoe do not have jurisdiction then the United States District Court for Nevada sitting in Clark County or Washoe County, Nevada) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Corporation or on its behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes Chapter 78 or 92A or any provision of the Corporation’s Articles of Incorporation or these Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Corporation’s Articles of Incorporation or these Bylaws. Any person or entity owning or purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.”

The above amendment shall be construed as part of the Bylaws, and except as specifically amended thereby, the Bylaws shall remain in full force and effect.

The undersigned President of the Corporation hereby certifies that the foregoing amendment to the Corporation’s Bylaws was duly adopted by the Board of Directors of the Corporation on November 18, 2015, effective as of such date.

DYNACQ HEALTHCARE, INC.

By: /s/ Eric K. Chan
Eric K. Chan, President and CEO